Exhibit 10.8

CONFIDENTIALITY, NON-SOLICITATION and
NON-COMPETITION AGREEMENT

This Agreement is made as of September 8, 2008 by and between Equitable Resources, Inc., a Pennsylvania corporation (Equitable Resources, Inc. and its subsidiary companies are hereinafter collectively referred to as the “Company”), and David L. Porges (the “Employee”).

WITNESSETH:

WHEREAS, the Company and the Employee are parties to a Amended and Restated Post-Termination Confidentiality and Non-Competition Agreement dated as of December 1, 1999 (the “Existing Agreement”), which provides for the payment of certain benefits to the Employee if the Employee’s employment terminates in certain circumstances; and

WHEREAS, during the course of Employee’s employment with the Company, the Company has imparted and will continue to impart to Employee proprietary and/or confidential information and/or trade secrets of the Company; and

WHEREAS, in order to protect the business and goodwill of the Company, the Company desires to obtain or continue to obtain certain confidentiality, non-competition and non-solicitation covenants from the Employee and the Employee desires to provide for or continue to agree to such covenants in exchange for the Company’s agreement to pay certain severance benefits in the event that the Employee’s employment with the Company is terminated in certain circumstances; and

WHEREAS, in order to accomplish the foregoing objectives, the Company and the Employee desire to terminate the Existing Agreement and to enter into this Agreement which, among other things, reflects the parties’ best efforts to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) to the benefit of the Employee; and

WHEREAS, the Employee is willing to enter into this Agreement, which contains, among other things, specific confidentiality, non-competition and non-solicitation agreements, in consideration of the foregoing and the simultaneous execution by the Company and the Employee of a new Change of Control Agreement (the “Change of Control Agreement”); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Restrictions on Competition and Solicitation.  While the Employee is employed by the Company and for a period of twenty-four (24) months after the date of Employee’s termination of employment with the Company for any reason  Employee will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity conducting business anywhere in the Restricted Territory (as defined below): (i) act as an officer, manager, advisor, executive, shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under active investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company.  Notwithstanding the foregoing, the Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.  This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of Employee’s employment with the Company only to the extent that the Employee acquired or was privy to confidential information regarding such services, products or businesses.  Employee acknowledges that this restriction will prevent the Employee from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that this scope is reasonable in light of the business of the Company.

Restricted Territory shall mean (i) any states in which the Company has a regulated-utility operation, which may change from time to time, but as of the effective date of this Agreement are Pennsylvania, West Virginia and Kentucky; or (ii) any states in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights), including but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (iii) any state in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (iv) any state investigated by the Company as a possible jurisdiction in which to conduct any of the business activities described in subparagraphs (i) through (iii) above within the last two (2) years prior to the end of Employee’s employment with the Company.

Employee agrees that for a period of twenty-four (24) months following the termination of Employee’s employment with the Company for any reason, including without limitation termination for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that Employee approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company; and (ii) any prospective customer of the Company who was identified to or by the Employee and/or who Employee was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee’s separation from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of

Employee’s employment with the Company, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of Employee’s employment with the Company to be offered in the future.

While Employee is employed by the Company and for a period of twenty-four (24) months after the date of Employee’s termination of employment with the Company for any reason, Employee shall not (directly or indirectly) on his or her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee or consultant to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.

2.             Confidentiality of Information and Nondisclosure.  The Employee acknowledges and agrees that his/her employment by the Company necessarily involves his/her knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries.  Accordingly, the Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of the Employee’s employment, he/she will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over the Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself/herself, any person, corporation or other entity other than the Company and its subsidiaries, (i) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company and its subsidiaries, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries, or (iii) any other information related to the Company or its subsidiaries which has not been published and is not generally known outside of the Company.  The Employee acknowledges that all of the foregoing, constitutes confidential and proprietary information, which is the exclusive property of the Company.

3.             Severance Benefit.

(a)           If the employment of the Employee with the Company is terminated by the Company for any reason other than Cause (as defined below) or if the Employee terminates his or her employment with the Company for Good Reason (as defined below), the Company shall pay the Employee, from the date of termination, in addition to any payments to which the Employee is entitled under the Company’s severance pay plan, twenty-four (24) months of base salary at the Employee’s annual base salary level in effect at the time of such termination or immediately prior to the salary reduction that serves as the basis for termination for Good Reason.  Employee will also be entitled to payment of an amount of cash equal to $20,000.  The aggregate base salary and other cash amount payable shall be paid by the Company to the Employee in one lump sum on the first day following the six (6) month anniversary of the date of the Employee’s termination.  For purposes of this Agreement, the term “termination” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Code.

(b)           Employee will also be entitled to twenty-four (24) months of health benefits continuation if terminated under circumstances described in subpart (a) above.  To the extent any such benefits cannot be provided to the Employee on a non-taxable basis and the provision thereof would cause any part of the benefits to be subject to additional taxes and interest under Section 409A of the Code, then the provision of such benefits shall be deferred to the earliest date upon which such benefits can be provided without being subject to such additional taxes and interest.

(c)           Solely for purposes of this Agreement, “Cause” shall include:

i.              the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of his duties hereunder,

ii.             willful and repeated failures to substantially perform his assigned duties; or

iii.            a violation of any provision of this Agreement or express significant policies of the Company.

(d)           Solely for purposes of this Agreement, termination for “Good Reason” shall mean termination of employment by the Employee within ninety (90) days after:

i.              being demoted, or

ii.             being given notice of a reduction in his or her annual base salary (other than a reduction of not more than 10% applicable to all senior officers of the Company).

(e)           The Company’s obligation to provide continuing salary and health insurance benefits under this Section 3 shall be contingent upon the following:

i.              Employee’s execution of a release in a form reasonably acceptable to the Company, which releases any and all claims (other than amounts to be paid to Employee as expressly provided for under this Agreement) the Employee has or may have against the Company or its subsidiaries, agents, officers, directors, successors or assigns arising under any public policy, tort, contract or common law or any provision of state, federal or local law, including, but not limited to, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, and  the Employee Retirement Income Security Act of 1974, all as amended; and

ii.             Employee’s compliance with his contractual obligations to the Company including, but not limited to, Employee’s obligations set forth in Sections 1 and 2 of this Agreement.

4.             Authorization to Modify Restrictions.  The provisions of this Agreement are severable.  To the extent that any provision of this Agreement is deemed unenforceable in any court of law the parties intend that such provision be construed by such court in a manner to make it enforceable.

5.             Reasonable and Necessary Agreement.  The Employee acknowledges and agrees that:  (i) this Agreement is necessary for the protection of the legitimate business interests of the Company; (ii) the restrictions contained in this Agreement are reasonable; (iii) the Employee has no intention of competing with the Company within the limitations set forth above; (iv) the Employee acknowledges and warrants that Employee believes that Employee will be fully able to earn an adequate livelihood for Employee and Employee’s dependents if the covenant not to compete contained in this Agreement is enforced against the Employee; and (v) the Employee has received adequate and valuable consideration for entering into this Agreement.

6.             Injunctive Relief and Attorneys’ Fees.  The Employee stipulates and agrees that any breach of Sections 1 or 2 of this Agreement by the Employee will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law.  For these reasons, the Company shall have the right, without objection from the Employee, to obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of, any breach by the Employee of the provisions of Sections 1 and 2 hereof.  In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, (i) the duration of any violation of Section 1 shall be added to the twenty-four (24) month restricted period specified in Section 1, and (ii) the Employee shall be responsible for reimbursing the Company for all costs associated with obtaining the relief, including reasonable attorneys’ fees and expenses and costs of suit.  Such right to equitable relief is in addition to the remedies the Company may have to protect its rights at law, in equity or otherwise.

7.             Binding Agreement.  This Agreement (including the covenants contained in Sections 1 and 2) shall be binding upon and inure to the benefit of the successors and assigns of the Company.

8.             Governing Law/Consent to Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.  For the purpose of any suit, action or proceeding arising out of or relating to this Agreement, Employee irrevocably consents and submits to the jurisdiction and venue of any state or federal court located in Allegheny County, Pennsylvania.  Employee agrees that service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to Employee at the address set forth below (or such other address as Employee shall provide to Company in writing).  Employee irrevocably waives any objection which he may now or hereafter has to the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with this Section will be deemed in every respect effective and valid personal service of process upon Employee.  Nothing in this Agreement will be construed to prohibit service of process by any other method permitted by law.  The provisions of this Section will not limit or otherwise affect the right of the Company to institute and conduct an action in any other appropriate manner, jurisdiction or court.  The Employee agrees that final judgment in such suit, action or proceeding will be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

9.             Termination.  The Company may terminate this Agreement by giving twelve (12) months’ prior written notice to the Employee; provided that all provisions of this Agreement shall apply if any event specified in Section 3 occurs prior to the expiration of such twelve (12) month period.  Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a Change of Control as such term is defined in the Change of Control Agreement, this Agreement shall remain in full force and effect and may not thereafter be terminated by the Company (even if notice of termination has been given in the previous twelve (12) months under the first sentence of this Section).

10.           Employment at Will.  Employee shall be employed at-will and for no definite term.  This means that either party may terminate the employment relationship at any time for any or no reason.

11.           Executive Alternative Work Arrangement Employment Status.  As an executive officer of Equitable, Employee also has the opportunity to elect now to participate in the newly-created status of “Executive Alternative Work Arrangement” upon discontinuing full-time status.  The terms and conditions of Executive Alternative Work Arrangement Employment Status are described in the Executive Alternative Work Arrangement Employment Agreement attached as Exhibit A.  Set forth below is an election form to elect to participate in this new classification.  If Employee so elects to participate by signing the election form below, the Executive Alternative Work Arrangement classification will be automatically assigned to Employee if and when Employee gives Equitable (delivered to the Vice President and Chief Human Resources Officer) at least 90 days’ advance written notice of Employee’s intention to discontinue full-time status.  By signing the election below, Employee thereby agrees to execute the attached Executive Alternative Work Arrangement Employment Agreement, which will become effective automatically on the day following Employee’s relinquishment of full-time status, provided however that Employee has retained executive officer status and is otherwise in good standing with Equitable (i.e., has not been terminated for Cause nor left the Company for “Good Reason”).

12.           Entire Agreement.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements (including the Existing Agreement) and understandings, oral or written (other than the Change of Control Agreement dated September 8, 2008).  This Agreement may not be changed, amended, or modified, except by a written instrument signed by the parties; provided, however, that the Company may amend this Agreement from time to time without Employee’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Employee.  Notwithstanding anything in this Agreement, if Employee is entitled to receive payment of benefits under the Change of Control Agreement, or any successor agreement, he or she shall not receive benefits under this Agreement and, in lieu thereof, shall receive payment of benefits under the Change of Control Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set his hand, all as of the day and year first above written.

ATTEST:	EQUITABLE RESOURCES, INC.

/s/Kimberly L. Sachse	By:	/s/Charlene Petrelli

September 23, 2008	September 23, 2008
Date	Date

WITNESS	EMPLOYEE

/s/David J. Smith	/s/David L. Porges
David L. Porges

September 19, 2008	September 19, 2008
Date	Date

EXHIBIT A

EXECUTIVE ALTERNATIVE WORK ARRANGEMENT EMPLOYMENT
AGREEMENT

This is an Executive Alternative Work Arrangement Employment Agreement (“Agreement”) entered into between EQUITABLE RESOURCES, INC. (“Equitable” or the “Company”) and David L. Porges (“Employee”).

WHEREAS, Employee is an executive officer of Equitable who desires to relinquish that status and discontinue full-time employment with Equitable but continue employment with Equitable on a part-time basis; and

WHEREAS, Equitable is interested in continuing to retain the services of Employee on a part-time basis for at least 100 (but no more than 1000) hours per year; and

WHEREAS, Employee has elected to modify his/her employment status to Executive Alternative Work Arrangement;

NOW, THEREFORE, in consideration of the respective representations, acknowledgements, and agreements of the parties set forth herein, and intending to be legally bound, the parties agree as follows:

1.             The term of this Agreement is for the one-year period commencing on the day after Employee’s full-time status with Equitable ceases.  During that period, Employee will hold the position of an EAW employee of Equitable.  Employee’s status as Executive Alternative Work Arrangement (and this one-year Agreement) will automatically renew annually unless either party terminates this Agreement by written notice to the other not less than 30 days prior to the renewal date.  The automatic annual renewals of this Agreement will cease, however, at the end of five years of Executive Alternative Work Arrangement employment status.

2.             During each one-year period in Executive Alternative Work Arrangement employment status, Employee is required to provide no less than 100 hours of service to Equitable.  Additionally during each one-year period, Employee will make himself/herself available for up to 300 more hours of service upon request from the Company.  With respect to the first 400 hours of service annually, those hours will occur during the Company’s regularly scheduled business hours (unless otherwise agreed by the parties), and no more than fifty hours will be scheduled per month (unless otherwise agreed by the parties).

3.             Employee shall be paid an hourly rate for Employee’s actual services provided under this Agreement.  The hourly rate shall be Employee’s annual base salary in effect immediately prior to Employee’s change in employee classification to Executive Alternative Work Arrangement employment status divided by 2080, provided however that if Employee works in excess of 400 hours in a one-year period, the hourly rate payable for hours worked in excess of 400 per year will be a rate which is mutually agreed to by Employee and the Company.  Employee shall submit monthly time sheets in a form agreed upon by the parties, and Employee will be paid on regularly scheduled payroll dates in accordance with the Company’s standard payroll practices following submission of his/her time sheets.  If either party terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof, no additional cash compensation will be paid to Employee.

4.             Employee shall be eligible to continue to participate in the group medical, prescription drug, dental and vision programs in which Employee participated immediately before the classification change to Executive Alternative Work Arrangement (as such plans might be modified by the Company from time-to-time), but Employee will be required to pay 100% of the Company’s premium rates to the carriers (the active employee premium rates as adjusted year-to-year) for participation in such group insurance programs.  If Employee completes five years of Executive Alternative Work Arrangement employment status or if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 17 hereof, Employee will be allowed to participate in such group insurance programs at 100% of the then-applicable active employee premium rates until Employee reaches age 65 even though Employee is no longer employed by Equitable.

5.             During the term of this Agreement, Employee will continue to receive service credit for purposes of calculating the value of the Medical Spending Account.

6.             Employee shall not be eligible to participate in the Company’s life insurance and disability insurance programs, 401(k) Plan, ESPP, or any other retirement or welfare benefit programs or perquisites of the Company.  Likewise, Employee shall not receive any paid vacation, paid holidays or car allowance.

7.             Employee is not eligible to receive bonus payments under any short-term incentive plans of Equitable, and is not eligible to receive any awards under Equitable’s long-term incentive plans, programs or arrangements.

8.             Effective not later than the commencement of this Executive Alternative Work Arrangement, Employee shall be deemed to have retired for purposes of measuring vesting and/or post-termination exercise periods of all forms of long term incentive awards, however, the timing of any payments for such awards will be as provided in the underlying plans, programs or arrangements and is subject to any required six-month delay in payment if Employee is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of Employee’s separation from service, with respect to payments made by reason of Employee’s separation from service.

9.             Employee shall receive reimbursement for monthly dues for one country club and one dining club (such clubs to be approved by the Company’s Chief Executive Officer) during the term of this Agreement or, if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 17 hereof, through the fifth anniversary hereof in accordance with and on the dates specified in the Company’s policies; provided, however, that no such payments or reimbursements shall be made until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of the Code; provided, further, that to the extent reimbursed or paid, all reimbursements and payments with respect to expenses incurred within a particular year shall be

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made no later than the end of Employee’s taxable year following the taxable year in which the expense was incurred.  The amount of payments or reimbursable expenses incurred in one taxable year of Employee shall not affect the amount of reimbursable expenses in a different taxable year, and such payments or reimbursement shall not be subject to liquidation or exchange for another benefit.

10.           Employee shall continue to have Blackberry (or its equivalent) service and reasonable access to the Company’s Help Desk during the term of this Agreement or, if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 17 hereof, through the fifth anniversary hereof; provided, however, if the provision of such service will result in taxable income to Employee, then no such taxable service shall be provided until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of the Code.

11.           Employee shall receive tax and financial planning services from the respective teams of Metz Lewis and Hawthorn (or equivalent tax preparers and financial planners approved by the Company) during the term of this Agreement or, if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 17 hereof, through the fifth anniversary hereof, in amount not to exceed $15,000 per calendar year, to be paid directly by the Company in accordance with and on the dates specified in the Company’s policies; provided, however, that no such payments or reimbursements shall be made until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of Code; provided, further, that to the extent reimbursed or paid, all reimbursements and payments with respect to expenses incurred within a particular year shall be made no later than the end of Employee’s taxable year following the taxable year in which the expense was incurred.  The amount of payments or reimbursable expenses incurred in one taxable year of Employee shall not affect the amount of payments or reimbursable expenses in a different taxable year, and such payments or reimbursement shall not be subject to liquidation or exchange for another benefit.

12.           During the term of this Agreement, Employee shall maintain an ownership level of Company stock equal to not less than one-half of the value last required as a full-time Employee.  In the event that at any time during the term of this Agreement Employee does not maintain the required ownership level, Employee shall promptly notify the Company and increase his or her ownership to at least the required level.  Any failure of Employee to maintain at least the required ownership level for more than three months during the term of this Agreement shall constitute and be deemed to be an immediate termination by Employee of his or her Executive Alternative Work Arrangement.

13.           This Agreement sets forth all of the payments, benefits, perquisites and entitlements to which Employee shall be entitled upon assuming Executive Alternative Work Arrangement employment status.  Employee shall not be entitled to receive any gross-up payments for any taxes or other amounts with respect to amounts payable under this Agreement.

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14.           Nothing in this Agreement shall prevent or prohibit the Company from modifying any of its employee benefits plans, programs, or policies.

15.           Non-Competition and Non-Solicitation.  The covenants as to non-competition and non-solicitation contained in Section 1 of the Confidentiality, Non-Solicitation and Non-Competition Agreement between Equitable and Employee dated September 8, 2008 (hereinafter the “Non-Competition Agreement”) and in paragraph 8 of the Change of Control Agreement dated September 8, 2008 (“Change of Control Agreement) shall remain in effect throughout Employee’s employment with Equitable in Executive Alternative Work Arrangement employment status and for a period of no less than twenty-four (24) months after the termination of Employee’s employment as an Executive Alternative Work Arrangement employee.  It is understood and agreed that if Employee’s employment as an Executive Alternative Work Arrangement employee terminates in the midst of any one-year Executive Alternative Work Arrangement Employment Agreement for any reason, the covenants as to non-competition and non-solicitation contained in the Non-Competition Agreement and in the Change of Control Agreement shall remain in effect throughout the full one-year term of said Executive Alternative Work Arrangement Employment Agreement and for a period of twenty-four (24) months thereafter.

16.           Confidential Information and Non-Disclosure.  Employee acknowledges and agrees that Employee’s employment by Equitable necessarily involves Employee’s knowledge of and access to confidential and proprietary information pertaining to the business of the Company and its subsidiaries.  Accordingly, Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of Employee’s employment, Employee will not, directly or indirectly, without the express written authority of the Company (unless directed by applicable legal authority having jurisdiction over Employee) disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of Employee, any person, corporation or other entity other than the Company and its subsidiaries (i) any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company and its subsidiaries; (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries; or (iii) any other information related to the Company or its subsidiaries which has not been published and is not generally known outside of the Company.  Employee acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company.

17.           Equitable may terminate this Agreement and Employee’s employment at any time for Cause.  Solely for purposes of this Agreement, “Cause” shall mean:

i.                                          commission of an act of moral turpitude, fraud, misappropriation or embezzlement in connection with the performance of Employee’s duties;

ii.                                       failure to substantially and/or satisfactorily perform assigned duties; or

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iii.                                    a violation of any provision of this Agreement or express significant policies of the Company.

18.           It is understood and agreed that upon Employee’s discontinuation of full-time employment and transition to Executive Alternative Work Arrangement employment status hereunder, Employee has no continuing rights under the Change of Control Agreement or under Section 3 of the Non-Competition Agreement, and that otherwise the Change of Control Agreement (except for Section 8) and Section 3 of the Non-Competition Agreement shall have no further force or effect.

19.           The provisions of this Agreement are severable.  To the extent that any provision of this Agreement is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable.

20.           This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

21.           This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

22.           This Agreement supersedes all prior agreements and understandings between Equitable and Employee with respect to the subject matter hereof (oral or written), including but not limited to the Change of Control Agreement and Section 3 of the Non-Competition Agreement.  It is understood and agreed, however, that the covenants as to non-competition, non-solicitation and confidentiality contained in Sections 1-2 of the Non-Competition Agreement and in Section 8 of the Change of Control Agreement remain in effect as modified herein, along with the provisions in Sections 4-8 of the Non-Competition Agreement.

23.           This Agreement may not be changed, amended, or modified except by a written instrument signed by both parties, provided that the Company may amend this Agreement from time to time without Executive’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Executive.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

EQUITABLE RESOURCES, INC.

By:
Employee

Title	Date

Date

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ELECTION TO PARTICIPATE IN
EXECUTIVE ALTERNATIVE WORK ARRANGEMENT CLASSIFICATION

☒

I hereby elect to participate in the Executive Alternative Work Arrangement Classification as described in paragraph 11 of the above Confidentiality, Non-Solicitation and Non-Competition Agreement (“Non-Competition Agreement”) and to execute the Executive Alternative Work Arrangement Employment Agreement attached as Exhibit A upon my discontinuation of full-time status as an Executive Officer in good standing with Equitable.  I understand that if my full-time employment with Equitable is terminated for Cause or if I terminate my employment for Good Reason (as those terms are defined in the Non-Competition Agreement), I will no longer be eligible for Executive Alternative Work Arrangement Employment Status.

☐	I hereby decline to participate in the Executive Alternative Work Arrangement Classification as described in paragraph 11 of the above Confidentiality, Non-Solicitation and Non-Competition Agreement.

David L. Porges
Employee Name Printed

/s/David L. Porges
Employee Signature

September 19, 2008
Date